EXHIBIT 10.11
FIRST AMENDMENT TO LEASE
(The Campus, Carlsbad, CA)
     THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 4th day of October, 2005, by and between PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Landlord”) and NTN COMMUNICATIONS, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Standard Multi-Occupancy Lease dated as of July 17, 2000 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 5966 La Place Court, Carlsbad, California (the “Building”). By this First Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.
     B. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
     1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office/warehouse space in the Building containing 39,397 square feet located in the Building and known as Suite 100 (the “Premises”), as outlined on Exhibit “A” to the Lease.
     2. Extended Lease Term. The Lease Expiration Date shall be extended such that the Lease shall terminate on June 30, 2011 (“New Termination Date”). The period from July 1, 2006 through the New Termination Date specified above, shall be referred to herein as the “Extended Term.” Tenant shall not have any right to extend the Lease beyond the Extended Term; consequently, Section C-2 of the Lease shall be null and void.
     3. Monthly Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3, Monthly Base Rent for the Premises (in addition to all additional rent and other charges due and payable by Tenant) as follows:

		Monthly Base Rent Per
Months of Extended Term	Monthly Base Rent	Rentable Square Foot
1-12	$43,336.70	$1.10
13-24	$44,518.61	$1.13
25-36	$46,094.49	$1.17
37-48	$47,276.40	$1.20
49-60	$48,852.28	$1.24
     4. Improvements to the Premises. Landlord shall, at Landlord’s sole cost and expense, using Building-standard materials and in Landlord’s Building-standard manner perform the following work in the Premises: (i) replace the following nine (9) HVAC units serving the

Premises (WR1, EX10, EX9, EX7, WR7, NTN, EX6, WR4 and EX4) as soon as reasonably possible after full execution and delivery of this First Amendment by Landlord and Tenant, and (ii) replace the following three (3) HVAC units (WR6, WR5 and EX1) when Landlord determines that only such replacement is necessary; provided, however, that Landlord acknowledges and agrees that Landlord will be responsible for the cost of any necessary repairs (not caused by Tenant’s acts or omissions) to these three units prior to replacement. In addition, Landlord shall, at Landlord’s sole cost and expense, and as soon as reasonably possible after full execution and delivery of this First Amendment, replace the condenser coils (with coated coils) in the HVAC unit known as NTN1. Tenant hereby acknowledges that Landlord may be performing such improvement work during the Lease Term and/or Extended Term, and Landlord’s performance of such work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of Rent in connection therewith.
     5. Condition of Premises. Except as specifically set forth in Section 4 above, Tenant hereby agrees to accept the Premises in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.
     6. Security Deposit. Tenant has previously deposited with Landlord Forty-Five Thousand One Hundred Sixty-Seven and 14/100 Dollars ($45,167.14) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Section Q-12 of the Lease.
     7. Brokers. Each party represents and warrants to the other that, except for Prentiss Properties Management, L.P. (“Landlord’s Broker”), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Landlord’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.
     8. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
     9. Signing Authority. Each individual executing this First Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Tenant is authorized to do so.
     10. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

	By:	Prentiss Properties I, Inc.
a Delaware corporation
general partner

		By:	/s/ Christopher B. Mahon

Print Name: Christopher B. Mahon
Print Title: Senior Vice President

		By:	/s/ Deborah Street

Print Name: Deborah Street
Print Title: Vice President

“TENANT”	NTN COMMUNICATIONS, INC., a Delaware corporation

	By:	/s/ A. Wrobel

Print Name: A. WROBEL
Title: CFO

	By:	/s/ Kathy Miles

Print Name: Kathy Miles
Title: VP/Assistant Secretary